Exhibit 23.1




Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 60,000 shares of common stock of Thomas Industries Inc. pertaining to the Thomas Industries Inc. Employee Stock Purchase Plan of our reports dated February 5, 1997, with respect to the consolidated financial statements of Thomas Industries Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP



Louisville, Kentucky
August 18, 1997